Exhibit 12.1

School Specialty, Inc.

Ratio of Earnings to Fixed Charges

(Dollars in Thousands)

	Six Months Ended October 24, 2009
		Fiscal Year (1) (2)
		2009	2008	2007	2006	2005
Earnings
Income before income taxes -
Continuing operations	$95,911	$57,133	$73,941	$65,693	$30,829	$70,529
Discontinued operations	—	—	(10,230)	(34,438)	(29,572)	(205)

Subtotal	95,911	57,133	63,711	31,255	1,257	70,324
Plus:
Fixed charges	16,871	33,251	34,408	32,357	26,591	19,826
Amortization of capitalized interest	52	104	72	36	49	48
Less interest capitalized during period	(71)	(70)	(272)	(336)	—	—

	$112,763	$90,418	$97,919	$63,312	$27,897	$90,198

Fixed Charges
Interest (expensed or capitalized)	$7,813	$16,141	$18,157	$21,149	$17,951	$11,623
Estimated portion of rent expense representative of interest	1,624	3,117	3,206	3,117	3,511	3,291
Amortization of deferred financing fees	7,434	13,993	13,045	8,091	5,129	4,912

	$16,871	$33,251	$34,408	$32,357	$26,591	$19,826

Ratio of earnings to fixed charges	6.7	2.7	2.8	2.0	1.0	4.5

(1)	All fiscal years presented were 52 weeks, except for fiscal 2005, which had 53 weeks.
(2)	See Note 10 of Notes to Condensed Consolidated Financial Statements regarding adjustment pursuant to ASC Topic 470-20.